EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES

SENIOR LEADERSHIP APPOINTMENTS

CALABASAS HILLS, Calif., — May 11, 2018 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the appointment of Scarlett May as Executive Vice President, General Counsel and Secretary of the Company, effective May 14, 2018. She will succeed Debby R. Zurzolo, who announced earlier this year her plan to retire. In addition, the Company named Keith T. Carango as President of The Cheesecake Factory Bakery Incorporated. He succeeds Max S. Byfuglin, who retired from the Company in April.

“Scarlett is an accomplished legal executive with significant restaurant industry experience, which will be an asset to The Cheesecake Factory,” said David Overton, Chairman and Chief Executive Officer. “During Keith’s 22-year career with the bakery, he has provided strategic direction, operational excellence and financial stewardship, while working closely with sales and marketing, which positioned him to be the clear choice to lead the division forward. Both Scarlett and Keith will be valued additions to our executive leadership team.”

Overton concluded, “On behalf of our Board of Directors, management team and all of our staff, I want to thank Max and Debby for their dedication, leadership and contributions throughout their tenures with the Company. Joining The Cheesecake Factory 36 years ago, Max has played an integral role in growing our bakery from its humble beginning to its global position today. Nearly 20 years ago, Debby was named as our first General Counsel and has been a trusted advisor ever since. She will continue to sit on the board of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation. We wish them both the best in their next chapters.”

Scarlett May joins The Cheesecake Factory Incorporated from Brinker International, Inc. (NYSE: EAT), where she served as Senior Vice President, General Counsel and Secretary. Prior, she was Senior Vice President, Chief Legal Officer and Secretary for Ruby Tuesday, Inc. following her earlier career in private practice. May received a J.D. and B.A. from the University of Tennessee, Knoxville.

Keith Carango joined The Cheesecake Factory Bakery Incorporated in 1996 to lead manufacturing, and provide innovative solutions and continuous improvement to the bakery operation. In his most recent role of Senior Vice President and Chief Operating Officer, he oversaw strategic planning, supply chain and procurement, manufacturing, distribution, human resources, quality assurance and finance. Prior, he held manufacturing and finance roles at Frito-Lay, Inc. and Prince Foods. Carango received a B.S. from Penn State University.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 214 full-service,

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

casual dining restaurants throughout the U.S.A., including Puerto Rico, and Canada, comprised of 199 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark (formerly known as Rock Sugar Pan Asian Kitchen®). Internationally, 21 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2018, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fifth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 1, 2018 ©2018 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver comparable sales growth; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; manage through industry cost pressures and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; expand consumer packaged goods licensing revenue; utilize its capital effectively and continue to increase cash dividends and repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.